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                                                                   EXHIBIT 10.50

                           MEDICAL MANAGER CORPORATION
                            669 RIVER DRIVE, CENTER 2
                       ELMWOOD PARK, NEW JERSEY 07407-1361

                                                               September 5, 2000

Mr. Michael A. Singer

Dear Mickey:

                  Reference is made to the Employment Agreement dated as of May 16, 1999 (the "Employment Agreement"), by and between Medical Manager Corporation, a Delaware corporation (the "Company"), and you. Reference is also made to the Stock Option Agreement dated as of June 5, 2000 between the Company and you, pursuant to which you were granted an option (the "Additional Option") to purchase 450,000 shares of the Company's common stock.

                  A. For purposes of the Employment Agreement, your "base salary" is hereby increased from $250,000 to $450,000, except that such increase shall not be effective for purposes of determining your base salary continuation under Section 5.5 of the Employment Agreement in the event that (x) (i) you resign pursuant to clause 6 of the definition of "Good Reason" set forth in the Employment Agreement and (ii) the "Change in Control" referred to in such clause 6 results from the transactions contemplated by, in connection with or as a result of the Agreement and Plan of Merger dated February 13, 2000 between Healtheon/WebMD Corporation, a Delaware corporation, and the Company, as amended by Amendment No. 1 thereto dated as of June 18, 2000 (the "Merger Agreement") or
(y) you resign pursuant to clause (1) or (4) of the definition of "Good Reason" as a result of a Permitted Status Change (as defined below). For purposes of this letter agreement, a "Permitted Status Change" is (a) a reduction in your title, position or responsibilities at or following the Effective Time (as defined in the Merger Agreement) provided you are the most senior executive officer of Medical Manager Health Systems, Inc., a Delaware corporation, and Medical Manager Research and Development Inc., a Florida corporation, or (b) your being required to report at or following the Effective Time to Martin J. Wygod, Marvin P. Rich or, for so long as Martin J. Wygod is Co-Chief Executive Officer of the Surviving Corporation (as defined in the Merger Agreement), Jeffrey T. Arnold (in his capacity as Co-Chief Executive Officer of the Surviving Corporation).

                  B. For purposes of Sections 4(b) and (d) and 5 of the Employment Agreement, the Additional Option shall be treated in the same manner as the "New Option",


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except that, with respect to the Additional Option, (i) the transactions contemplated by the Merger Agreement (including, without limitation, any change in the composition of the Company's Board of Directors) shall not constitute a "Change in Control" and (ii) a Permitted Status Change shall not constitute "Good Reason" or a reduction in your title or responsibilities.

                  The foregoing amendments to the Employment Agreement shall be effective as of the date hereof. All other provisions of the Employment Agreement shall continue in full force and effect.


                                    MEDICAL MANAGER CORPORATION


                                    By:  /s/ Charles A. Mele
                                       -----------------------------
                                    Name:  Charles A. Mele
                                    Title: Executive Vice President-
                                             General Counsel
Accepted and Agreed:


    /s/ Michael A. Singer
----------------------------
Michael A. Singer


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